EXHIBIT 10.1
Purchase and Sale Agreement
Between
Green Acres Casino Management, Inc.
And
Gaming Entertainment (Michigan) LLC
Dated May 15, 2007

This Agreement is entered into this 15th day of May, 2007 by and between GAMING ENTERTAINMENT (MICHIGAN), LLC, a Delaware Limited Liability Company, located at c/o Full House Resorts, Inc., 4670 S. Fort Apache Road, Suite 190, Las Vegas, Nevada 89147 (“GEM”) and Green Acres Casino Management, Inc., a Nevada corporation located at c/o Mayer Morganroth, Esquire, Morganroth and Morganroth, 300 Town Center, Suite 1500, Southfield, Michigan 48075 (“Green Acres”).
     WHEREAS, Green Acres entered into gaming Management Agreements with the Nottawaseppi Huron Band of Potawatomi (the “Tribe”), and
     WHEREAS, subsequently, Green Acres, GEM and the parent companies of GEM entered into agreements related to economic development for the Tribe, all of which agreements are detailed in a certain agreement between Green Acres, GEM and the parent companies of GEM dated as of November 18, 1996, and
     WHEREAS, Green Acres desires to sell to GEM and GEM desires to purchase from Green Acres all of the right, title and interest of Green Acres and any of its parent companies, subsidiaries, affiliated companies and persons claiming by or through Green Acres or any of its affiliates in and to any gaming and related economic development of the Tribe and specifically the rights of Green Acres contained in that certain agreement of the parties dated November 18, 1996. (Royalty Agreement)
     NOW, THEREFORE, in consideration of the mutual promises and commitments made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:
     1. Definitions.
     “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.
     “Contract” or “Agreement” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether expressed or implied) that is legally binding.
     “Encumbrance” means any mortgage, easement, servitude, right of way, charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction or use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.
     “Knowledge” an individual will be deemed to have “Knowledge” of a particular fact or matter if:
          (a) such individual is actually aware of such fact or other matter; or
          (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

     A person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee or employee (including non-officer employees) of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.
     “Liability” means any debt, loss, expense, liability, damages, fine, cost, royalty, proceeding, deficiency or obligation of any nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due), including any liability for Taxes.
     “Person” means an individual, a general or limited partnership, a corporation (including any non-profit corporation), a limited liability company, an association, a joint stock company, an estate, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, branch official, court, tribunal or other instrumentality or political subdivision thereof).
     “Project Funding” means the providing in the form of equity or debt of the funds needed (1) to develop, construct, and open the project currently known as the Firekeepers Casino of the Tribe and (2) to fund the payment obligation hereunder. For purposes of timing, the obtaining or receipt of Project Funding shall be the date on which funds are first made available to the borrower or recipient.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
     2. Basic Agreement. Green Acres hereby sells, conveys and transfers to GEM, free and clear of any encumbrance, all of the right, title and interest of Green Acres and any of its parent companies, subsidiaries, affiliates and persons claming by or through Green Acres or any of its parent companies, subsidiaries and affiliated companies in and to any and all economic development projects, developments, operations or the right to operate or manage any such projects or developments and specifically any and all rights of Green Acres pursuant to that certain agreement between Green Acres, GEM, Full House Resorts, Inc. and GTECH Corporation dated November 18, 1996, as it may have been amended or supplemented. (Royalty Agreement).
     3. Consideration. For and in consideration of the transfer above by Green Acres to GEM, GEM shall pay to Green Acres, subject to the terms and conditions contained herein the total sum of Ten Million Dollars ($10,000,000.00) payable as follows:
(A)	The sum of Five Hundred Thousand Dollars ($500,000.00) payable on the execution of this agreement by both parties.

(B)	The balance shall be paid no later than the date on which (i) Project Funding is closed and funded and (ii) the approval of a 7 year management agreement between GEM and the Tribe being issued by the NIGC.

In the event that the balance is not paid on or before January 1, 2008, GEM shall pay to Green Acres the sum of Twenty-Five Thousand Dollars ($25,000) per calendar quarter for each calendar quarter in which the balance shall not be paid, payable on the first day of each calendar quarter, which payments shall be credited against the balance due from GEM. Under no circumstances will closing occur later than 30 days following the date on which Project Funding is available.
     4. Default. The following matters shall be events of default:
(A)	The failure of any condition or non-financial obligation of either party, which shall not be cured within ten (10) days of written notice to the party obligated.

(B)	The failure to make any payment when due, provided however, that there shall be a ten (10) day grace period for any payment under paragraphs 3 A and 3 C and a 30 day grace period for any payment under paragraph 3B.

(C)	Breach or failure of any representation or warranty made by the parties herein, which shall not be cured within ten (10) days of written notice to the party making the representation or warranty.

(D)	The filing of a petition in bankruptcy by or against either party, or should either party enter into any composition of creditors, make an assignment for the benefit of creditors or any similar action for the benefit of creditors or for relief from creditors, provided that any action taken against a party shall remain valid and pending and shall have been dismissed for a period of 30 days.
     5. Effect of Default. Upon the occurrence of an Event of Default by Green Acres, which shall remain uncured, GEM shall be relieved of any and all payment obligations to Green Acres and Green Acres shall not be entitled to any further payment under this or any other agreement related to the gaming development by the Tribe. Upon the occurrence of an Event of Default by GEM, which shall remain uncured, Green Acres shall be entitled to immediate payment of any balance due to it. It is specifically understood and agreed that this obligation of GEM is unsecured and Green Acres shall have no rights in or to GEM, its ownership, assets or income, except as may be allowed by judgment execution remedies.
     6. Credit. In the event that this agreement shall be void, unenforceable or ineffective then any payment made pursuant to this agreement shall be applied against any other payment which may be due to Green Acres from GEM or any of its affiliated entities or persons.
     7. Representations of Green Acres. Green Acres represents and warrants to GEM that the statements contained in this Section 7 are correct and complete as of the date of this Agreement and will be correct and complete as of the date on which each payment is made pursuant to this agreement (as though made then and as though the date of payment were substituted for the date of this Agreement throughout this Section 7).

          7.1 Authorization of Transaction. Green Acres has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Green Acres, enforceable in accordance with its terms. Green Acres has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder. Green Acres need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental body in order to consummate the transactions contemplated by this Agreement.
          7.2 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transaction contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any governmental body or the terms and provisions of any trust document or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Green Acres is a party or by which it is bound or to which any of it or its assets is subject.
          7.3 Brokers’ Fees. Green Acres has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which GEM could become liable or obligated.
          7.4 Rights Transferred. Green Acres is the sole record and beneficial owner of the Rights transferred free and clear of any restrictions on transfer, Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. Green Acres is not a party to any option, warrant, purchase right, or other contract or commitment that could require Green Acres to sell, transfer or otherwise dispose of any of the rights transferred.
          7.5 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Green Acres.
          7.6 No Litigation. There is no pending litigation against Green Acres or any of its affiliated companies or persons and there are no judgments, awards or injunctions which remain outstanding and not satisfied against Green Acres or any of its affiliated companies or persons and to the best knowledge of the officers and directors of Green Acres there is no threatened claim, suit, action, demand or charge against Green Acres or any of its affiliated companies or persons.
     8. Representations of GEM. GEM represents and warrants to Green Acres that the statements contained in this Section 8 are correct and complete as of the date of this Agreement and will be correct and complete as of the date of any payment made pursuant to this agreement (as though made then and as though the date of payment were substituted for the date of this Agreement throughout this Section 8).
          8.1 Organization of GEM. GEM is a Limited Liability Company, duly organized, validly existing and in good standing under the laws of the State of Delaware.

          8.2 Authorization of Transaction. GEM has full power and authority (including full entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of GEM, enforceable in accordance with its terms and conditions.
          8.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any governmental body to which GEM is subject or any provision of its charter or bylaws.
          8.4 Brokers’ Fees. GEM has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Green Acres could become liable or obligated.
     9. Covenant Not to Compete. For a period from the date hereof until two years after the date on which the Tribe’s gaming casino opens to the public, Green Acres and its affiliated companies and persons will not engage directly or indirectly in any casino gaming business anywhere within the State of Michigan; provided, however, that Green Acres or its affiliated companies or individuals may own up to 4% of the outstanding stock of any publicly-traded corporation engaged in a business that is competitive with the gaming business of the Tribe so long as no principal of Green Acres is a director or officer of, and does not otherwise participate in the management of, such corporation. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
     10. Indemnification. Green Acres indemnifies and holds harmless GEM, its members, officers, employees, agents and any of its affiliated companies or persons from any and all claims, actions, demands, judgments, awards, damages and costs, including attorneys fees arising out of this agreement or any act or omission of Green Acres or any of its affiliated companies or persons, whether intentional, reckless, negligent or otherwise. Upon notice to Green Acres of any claim, action, demand, judgment, award, damage or cost, Green Acres shall immediately and without cost to GEM undertake the defense against such matter until conclusion.
     GEM indemnifies and holds harmless Green Acres, its members, officers, employees, agents and any of its affiliated companies or persons from any and all claims, actions, demands, judgments, awards, damages and costs, including attorneys fees arising out of this agreement or any act or omission of GEM or any of its affiliated companies or persons, whether intentional, reckless, negligent or otherwise. Upon notice to GEM of any claim, action, demand, judgment, award, damage or cost, GEM shall immediately and without cost to Green Acres undertake the defense against such matter until conclusion.

     11. Release. Green Acres hereby releases and discharges GEM, its members, and its and their owners, directors, officers, employees, agents and representatives (“GEM and its Affiliates”) from any and all claims, demands, causes of actions or other rights which Green Acres may assert arising from any and all discussions, negotiations, transactions, relationships, business dealings or otherwise between GEM and its Affiliates and the Nottawaseppi Huron Band of Potawatomi.
     12. Non-Disparagement. Neither party shall disparage the other or make any statement, public or private, whether in writing, oral, by electronic or mechanical means or otherwise concerning the other party without the express written consent of the other party.
     13. Press Releases and Public Statements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable efforts to advise the other Parties prior to making the disclosure and provided further that either party may make any public or private disclosure required by any governmental agency for purposes of complying with the laws, rules and regulations of such governmental agency.
     14. Successors and Assigns. This agreement shall inure to the benefit of and be binding upon the assigns, successors, parents, subsidiaries and other affiliated entities and persons of the parties as if they were parties to this agreement. It is agreed that either party may assign its rights or obligations by written notice to the other party, which assignment shall be effective upon receipt of the written notice.
     15. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.
     16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute on and the same instrument.
     17. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     18. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given to the intended recipient as set forth below:
          (a) three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid,

          (b) one business day after it is sent by Federal Express or similar reputable overnight courier service, or
          (c) upon transmission if sent via electronic mail or facsimile, provided electronic confirmation of receipt is received and a hard copy of such notice is subsequently sent via one of the methods described in subparagraph (b) or (c):

If to Green Acres:	Basil Green c/o Mayer Morganroth, Esquire Morganroth & Morganroth 300 Town Center, Suite 1500 Southfield, MI 48075 Fax: (248) 355-3017 Email: mmorganroth@morganrothlaw.com

If to GEM:	Gaming Entertainment (Michigan) LLC
c/o Full House Resorts, Inc.
4670 South Fort Apache Road, Suite 190
Las Vegas, Nevada 89147
Attention: Barth F. Aaron, General Counsel
Fax: (702) 221-8101
Email: aaronesq@sbcglobal.net
Either Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner set forth herein.
     18. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Michigan without giving effect to any choice or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.
     19. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Green Acres and GEM. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     20. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     21. Expenses. Each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     23. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statue or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. References to his, her or its shall be construed to correspond to the appropriate gender of the Person to whom they refer, as the context may require. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.
     IN WITNESS WHEREOF, the Parties hereto execute this Agreement as their authorized act on the date first set forth above.

GAMING ENTERTAINMENT (MICHIGAN) LLC		GREEN ACRES CASINO MANAGEMENT, INC.

By:	/s/ Mark J. Miller	By:	/s/ Basil E. Green

Name:	Mark J. Miller	Name:	Basil E. Green

Title:	Member	Title:	Director